Exhibit 3.47

ARTICLES OF ORGANIZATION

LIMITED-LIABILITY COMPANY

(PURSUANT TO NRS CHAPTER 86)

1. Name of Limited-Liability Company: Manitowoc FSG Operations, LLC.

2. Registered Agent for Service of Process: CSC Services of Nevada, Inc.

3: Management: Company shall be managed by Members.

4. Name and Address of each Manager or Managing Member: Manitowoc Foodservice Companies, Inc., 2400 South 44th Street, Manitowoc, WI 54220.

5. Name, Address and Signature of Organizer: Maurice D. Jones, 2400 South 44th Street, Manitowoc, WI 54220.

6. Certificate of Acceptance of Appointment of Registered Agent:

I hereby accept appointment as Registered Agent for the above named Entity.

CSC Services of Nevada, Inc.

By:	/s/ Karin L. Dunn	Karin L. Dunn, Assistant VP 12/21/09